UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2010

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As described in Note 13—Commitments and Contingencies to the  Company’s Consolidated Condensed Financial Statements (Unaudited) contained in the Company’s Quarterly Report on Form 10-Q, for the fiscal quarter ended October 1, 2010, as of October 1, 2010, the Company had 14 claims (the “CDA Claims”) totaling approximately $678 million, excluding interest, asserted against the U.S. federal government under a single contract pending before the Armed Services Board of Contracts Appeals (“ASBCA”).  These claims were filed under the Contract Disputes Act of 1978 (the “CDA”).  The following is an update of this litigation.

On November 19, 2010, the Government and the Company entered into a formal agreement to stay the CDA Claims litigation and engage in a non-binding alternate dispute resolution (“ADR”) process to resolve all outstanding CDA Claims and other issues associated with the contract.  This expedited process is expected to conclude in the first quarter of Fiscal Year 2012.  If the parties do not reach settlement, the litigation would resume.  As part of the ADR process and in accordance with the terms of the ADR agreement, on November 22, 2010, the Company filed with the Government two requests for equitable adjustment (“REA”) totaling approximately $1.3 billion associated with the same contract under which the CDA Claims were brought.  REAs, unlike CDA Claims, are not interest bearing. The matters covered by the REAs overlap to some extent with certain matters covered by the CDA claims, but the REAs seek recovery under other legal theories.  An estimate of the amount of the overlap cannot be made at this time, but could be material.  In addition, due to this overlap, the aggregate amount of REA and CDA Claims filed by the Company may not be indicative of the amounts that would ultimately be recoverable by the Company. There are no additional assets on the Company’s books that relate to the REAs described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: November 24, 2010	By	/s/ William L. Deckelman, Jr.
William L. Deckelman, Jr.
Vice President, General Counsel and Secretary